Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Contact: Angie Richards
515.412.2344
arichards@fhlbdm.com

Federal Home Loan Bank of Des Moines Announces Executive Team Changes

(Des Moines, Iowa) - Federal Home Loan Bank of Des Moines (FHLB Des Moines or the Bank) announced changes to its executive management team today. Effective July 1, 2020, Daniel Clute, chief business officer (CBO), and Sunil Mohandas, chief risk and compliance officer (CRCO), are no longer with the Bank.

“We appreciate the years of service, countless contributions and leadership that Mr. Clute and Mr. Mohandas have both provided to FHLB Des Moines, and wish them all the best in their future plans,” said FHLB Des Moines President and CEO Kris Williams.

A transition plan is in place. George Collins will join FHLB Des Moines on July 8 as the new CRCO. Wil Osborn has been hired as the new CBO and will start on August 3.

Mr. Collins is a financial executive with over 30 years of industry experience. For nearly two decades, he served in a number of roles at the Federal Home Loan Bank of Boston, most recently as executive vice president and chief risk officer, before retiring in 2019. Prior to that, he spent three years at FHLB Pittsburgh in strategic planning and marketing and 13 years at First Federal Savings & Loan Association in Rochester, New York as treasurer/vice president, financial analysis. He is a Chartered Financial Analyst (CFA).

Mr. Osborn has extensive financial service industry experience. He joined the Federal Home Loan Bank of Topeka in 2006, serving as senior vice president and chief financial officer for the last decade. Prior to joining FHLB Topeka, Mr. Osborn served as vice president, director of profitability and performance measurement for Bank of the West. He is a CFA and member of the CFA Institute.

Ms. Williams commented, “I am confident that the level of experience, extensive background and proven leadership that Mr. Collins and Mr. Osborn bring to these key positions will be instrumental in making the Bank even stronger and positioning us well for the future.”

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The Federal Home Loan Bank of Des Moines is a member-owned cooperative that provides funding solutions and liquidity to nearly 1,350 financial institutions to support mortgage lending, economic development and affordable housing in their communities. Serving 13 states and three U.S. Pacific territories, FHLB Des Moines is one of 11 regional Banks that make up the Federal Home Loan Bank System. Members include community and commercial banks, credit unions, insurance companies, thrifts and community development financial institutions. FHLB Des Moines is wholly owned by its members and receives no taxpayer funding. For additional information about FHLB Des Moines, please visit www.fhlbdm.com.

Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements.